Exhibit A

Execution Copy

PURCHASE AGREEMENT

This Purchase Agreement, dated as of June 22, 2017, is by and among the funds listed on Schedule I hereto (each a “Purchaser” and, collectively, the “Purchasers”), Reata Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and Novo A/S, a Danish limited liability company in the process of changing its name to “Novo Holdings A/S” (the “Seller”). The Purchasers and the Seller are sometimes referred to collectively herein as the “Parties,” which term shall also refer to the Company for the purposes of Section 3.1, or an amendment of Section 3.1, only.

W I T N E S S E T H:

WHEREAS, the Purchasers desire to purchase from the Seller, and the Seller desires to sell to the Purchasers, the shares of Class B Common Stock of the Company set forth opposite such Purchaser’s name on Schedule I (the shares of Class B Common Stock being sold under this Agreement, the “Shares”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase of Shares. Subject to the terms and conditions of this Agreement, the Seller agrees to sell, convey, assign and transfer to each Purchaser, and each Purchaser, severally and not jointly, agrees to purchase at Closing from the Seller, the respective number of Shares listed opposite such Purchaser’s name in Schedule I hereto, free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, claim, equity, assessment or restriction of any kind or nature (“Encumbrance”), other than any liens or restrictions under (i) state and federal securities laws or the rules and regulations of any stock exchange, (ii) the Company’s organizational documents or (iii) the Company’s Seventh Amended and Restated Registration Rights Agreement, dated as of November 10, 2010 (“Permitted Encumbrance”).

Section 1.2 Purchase Price. The consideration payable by each Purchaser to the Seller shall be $25.00 per Share. The total consideration payable by each Purchaser is referred to herein as the “Purchase Price.”

Section 1.3 Closing. The closing (the “Closing”) of the purchase and sale of the Shares shall occur at the New York offices of Sidley Austin LLP no later than June 29, 2017 (the date on which the closing occurs, the “Closing Date”). At the Closing, (a) each Purchaser shall deliver by wire transfer in immediately available funds to the Seller, the Purchase Price applicable to such Purchaser, and (b) the Seller shall direct American Stock Transfer & Trust Company, LLC (“AST”), the Company’s transfer agent for the Shares), to effect on its books and records the sale and transfer of the Shares to such Purchaser. At or before the Closing, the Seller shall deliver to each Purchaser and AST (i) executed Transfer of Ownership Forms with signature guarantee by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, and (ii) any other documents that may be reasonably requested to effect the transfer of the Shares. At or before the Closing, each Purchaser shall deliver (i) executed Transfer of Ownership Forms, including a substitute IRS Form W-9 executed by such Purchaser and (ii) any other documents that may be reasonably requested to effect the transfer of the Shares. At Closing, the aggregate number of Shares to be sold, conveyed, assigned and transferred by Seller to the Purchasers, and purchased by the Purchasers, severally and not jointly, from the Seller, shall be all, and not less than all, of the total number of Shares set forth on Schedule I hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Seller. The Seller hereby represents and warrants to each Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a) Valid Agreement This Agreement has been duly authorized, executed and delivered by the Seller and constitutes the valid and legally binding obligations of the Seller, enforceable in accordance with its respective terms and conditions, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) Noncontravention. The execution and delivery of this Agreement and the sale and delivery of the Shares to be sold by the Seller and the consummation of the transactions contemplated herein and compliance by the Seller with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, any agreement or instrument to which the Seller is a party or by which the Seller may be bound, or to which any of the property or assets of the Seller is subject, nor will such action result in any violation of the provisions of the charter or by-laws or other organizational instrument of the Seller or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Seller or any of its properties. There is no action, suit or proceeding, pending or threatened against the Seller that questions the validity of this Agreement or the right of the Seller to enter into this Agreement or to consummate the transactions contemplated hereby or thereby.

(c) Consents and Approvals. Neither the execution and delivery by the Seller of this Agreement, nor the consummation by the Seller of any of the transactions contemplated hereby, nor the performance by the Seller of this Agreement in accordance with its terms requires the Seller to obtain any consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party.

(d) Title to Shares. The Seller has, and at the Closing Time will have, valid title to the Shares free and clear of any Encumbrance, other than Permitted Encumbrances. Upon the transfer of the Shares to each Purchaser on the books and records of AST pursuant to this Agreement and the consummation of the transactions contemplated hereby, such Purchaser will acquire valid title to the Shares, free and clear of any Encumbrance, other than Permitted Encumbrances. All of the Shares are uncertificated, and the Seller does not hold, or have in its name, any Shares in certificated form.

(e) No Broker. The Seller has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s fee, finder’s or similar fee or commission in connection therewith or upon the consummation thereof.

(f) No Reliance. In making its decision to sell the Shares pursuant to this Agreement, the Seller has not requested, been furnished with, or relied on any information concerning the Company or the Shares that was provided to the Seller by any Purchaser. The Seller acknowledges and agrees that (i) an employee of an affiliate of the Purchasers serves on the Board of Directors of the Company, (ii) the Purchasers or their respective affiliates or agents or any of the foregoing may now have, and in the future may have or acquire, non-public information with respect to the Shares or the Company in addition to any such information provided to the Seller by the Company, (iii) such non-public information may be material, and had it been provided to the Seller, might have affected the Seller’s decision with respect to selling Shares, and (iv) notwithstanding the foregoing, it agrees that each Purchaser, its affiliates and agents of any of the foregoing need not provide any such non-public information to it or any of its advisors or agents, it is not relying on any such information or its omission, and it hereby irrevocably and unconditionally waives any claims it might have had, whether under contract, tort, applicable law or otherwise, against any Purchaser or any affiliate thereof or any agent of any of the foregoing for any failure to provide any such non-public information.

(g) Sophisticated Investor. The Seller is a sophisticated investor and has such knowledge and experience in financial and business matters and expertise in assessing investment, divestment and other risks relating to the Shares and the Company that it is capable of evaluating the merits, risks and suitability of selling the Shares to the Purchasers. The Seller or its duly authorized representatives have reviewed such information that it and its representative deem necessary to make the decision to enter into this Agreement and consummate the transactions contemplated hereby, including, but not limited to, such material non-public information that was provided to it in accordance with that certain Confidentiality Agreement, dated as of June 22, 2017, by and between the Seller and the Company.

(h) General Solicitation. Neither the Seller nor any person acting on behalf of the Seller has offered or sold any of the Shares by any form of general solicitation or general advertising.

Section 2.2 Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly, hereby represents and warrants to the Seller, as of the date hereof and as of the Closing Date, as follows:

(a) Valid Agreement. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) Consents. Neither the execution and delivery by such Purchaser of this Agreement nor the consummation by it of any of the transactions contemplated hereby nor the performance by such Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any third party, except as have been obtained, made or given.

(c) No Conflict. Neither the execution and delivery by such Purchaser of this Agreement, nor the consummation by it of any of the transactions contemplated hereby, nor compliance by such Purchaser with any of the terms and conditions hereof will contravene any existing agreement, federal, state, county or local law, rule or regulation or any judgment, decree or order applicable to, or binding upon, such Purchaser.

(d) Status and Investment Intent.

(i) Experience. Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares. Such Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Accredited Investor. Each Purchaser is an “accredited investor” that satisfies one or more of the criteria set forth in Rule 501 of the Securities Act.

(iii) Purchase of Restricted Securities. Such Purchaser is acquiring the Shares being purchased by it hereunder for its own account for investment purposes only and not with the view to, or with any intention of, any distribution thereof. Such Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of, the Shares in violation of the Securities Act or any applicable state securities law. Such Purchaser understands that the transfer of the Shares to it by the Seller has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are characterized as “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Purchaser must hold the Shares indefinitely unless subsequently registered for resale with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(iv) No Reliance. In making its decision to purchase the Shares pursuant to this Agreement, such Purchaser has not requested, been furnished with, or relied on any information concerning the Company or the Shares that was provided to such Purchaser by the Seller. Such Purchaser has conducted its own due diligence review of the Company and received copies or originals of all documents it has requested from the Company. Such Purchaser acknowledges and agrees that (i) the Seller or its affiliates or agents or any of the foregoing may now have, and in the future may have or acquire, non-public information with respect to the Shares or the Company in addition to any such information provided to the Seller by the Company, (ii) such non-public information may be material, and had it been provided to such Purchaser, might have affected such Purchaser’s decision with respect to purchasing the Shares, and (iii) notwithstanding the foregoing, such Purchaser agrees that the Seller, its affiliates and agents of any of the foregoing need not provide any such non-public information to it or any of its advisors or agents, it is not relying on any such information or its omission, and it hereby irrevocably and unconditionally waives any claims it might have had, whether under contract, tort, applicable law or otherwise, against the Seller or any affiliate thereof or any agent of any of the foregoing for any failure to provide any such non-public information.

(v) Legends. The Parties understand and agree that the sale of the Shares will not be registered at Closing, and any book-entry statements evidencing the Shares may bear the following legends (or substantially similar legend) and such other legends as may be required by applicable federal or state laws or under the Company’s organizational documents:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT

BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE

ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO

SUCH SECURITIES UNDER THE ACT OR UNLESS SUCH TRANSACTION

IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND

STATE SECURITIES LAWS”

ARTICLE III

COMPANY COVENANT

Section 3.1 Transfer Agent Instruction. Upon the execution of this Agreement, the Company shall deliver to AST letters of instruction substantially in the forms set forth in Exhibit A hereto and such letters of instructions shall not be revoked, amended or otherwise modified by the Company (i) without the prior written consent of the Purchasers and the Seller, or (ii) prior to the termination of this Agreement. The Company also agrees to provide such additional instructions, certificates, signature indemnities or similar documents to AST as may be necessary to effect the transfer of the Shares on the books of the Company as contemplated hereby.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Survival of the Representations and Warranties. All representations and warranties made by any Party shall survive the Closing.

Section 4.2 Governing Law; Jurisdiction. This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof. All disputes arising out of or in connection with this Agreement shall be submitted to the International Court of Arbitration of the International Chamber of Commerce and shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be New York, New York.

Section 4.3 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 4.4 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Seller and the Purchasers and their respective heirs, successors and permitted assigns and legal representatives.

Section 4.5 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by Seller or any Purchaser without the express written consent of the other. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 4.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party or Parties to whom notice is to be given, on the date sent if sent by email, on the next business day following delivery to Federal Express properly addressed or on the day of attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to Seller, at:	Novo Holdings A/S Tuborg Havnevej 19 DK 2900 Hellerup Denmark Attn: Heather Ludvigsen hlud@novo.dk
With copy to (which shall not constitute notice):

Novo Ventures (US), Inc.

1700 Owens Street, Suite 540

San Francisco, CA 94158

Attn: Junie Lim

jeql@novo.dk

Latham & Watkins

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Attn: B. Shayne Kennedy

shayne.kennedy@lw.com

If to Purchasers, at:	c/o CPMG, Inc. 2000 McKinney Avenue Dallas, TX 75201 Attn: John Bateman jb@cpmg-inc.com

If to the Company:	Reata Pharmaceuticals, Inc. 2801 Gateway Drive, Suite 150 Irving, Texas 75063 Attn: Mike Wortley mike.wortley@reatapharma.com
With copy to (which shall not constitute notice):	Vinson & Elkins LLP 2001 Ross Avenue Suite 3700 Dallas, TX 75201-2975 Attn: Robert Kimball rkimball@velaw.com

Any Party may change its address for purposes of this Section 4.6 by giving the other Party hereto written notice of the new address in the manner set forth above.

Section 4.7 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties hereto with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 4.8 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 4.9 Fees and Expenses. Except as otherwise provided in this Agreement, each Party will bear its own direct expenses incurred in connection with the negotiation, preparation and execution of this Agreement. The Seller will be responsible for any stock transfer taxes payable in connection with the sale of the Shares contemplated hereby.

Section 4.10 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 4.11 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

NOVO A/S

By:	/s/ Peter Haahr
Name: Peter Haahr
Title: Chief Financial Officer

Signature Page to Purchase Agreement

WILLET FUND, LP, a Texas Limited Partnership

By:	/s/ John E. Bateman
Name: Title:	John E. Bateman Chief Operating Officer, CPMG, Inc, its General Partner

[Signature Page to Reata Pharmaceuticals, Inc. Purchase Agreement]

GALLOPAVO, LP, a Texas Limited Partnership

By:	/s/ John E. Bateman
Name: Title:	John E. Bateman Chief Operating Officer, CPMG, Inc, its General Partner

[Signature Page to Reata Pharmaceuticals, Inc. Purchase Agreement]

ROADRUNNER FUND, LP, a Texas Limited Partnership

By:	/s/ John E. Bateman
Name: Title:	John E. Bateman Chief Operating Officer, CPMG, Inc, its General Partner

[Signature Page to Reata Pharmaceuticals, Inc. Purchase Agreement]

YELLOW WARBLER, LP, a Texas Limited Partnership

By:	/s/ John E. Bateman
Name: Title:	John E. Bateman Chief Operating Officer, CPMG, Inc, its General Partner

[Signature Page to Reata Pharmaceuticals, Inc. Purchase Agreement]

KILLDEER FUND, LP, a Texas Limited Partnership

By:	/s/ John E. Bateman
Name:	John E. Bateman
Title:	Chief Operating Officer, CPMG, Inc, its General Partner

[Signature Page to Reata Pharmaceuticals, Inc. Purchase Agreement]

BLACKWELL PARTNERS LLC – SERIES A

By:	/s/ Adrienne C. Clough
Name:	Adrienne C. Clough
Title:	Investment Manager DUMAC, Inc., Authorized Agent

By:	/s/ Jannine M. Lall
Name:	Jannine M. Lall
Title:	Controller DUMAC, Inc., Authorized Agent

[Signature Page to Reata Pharmaceuticals, Inc. Purchase Agreement]

REATA PHARMACEUTICALS, INC.

By:	/s/ J. Warren Huff
Name:	J. Warren Huff
Title:	Chief Executive Officer, President and Secretary

[Signature Page to Purchase Agreement]

SCHEDULE I

Purchaser	Number of Class B Shares
WILLET FUND, LP,	102,120
KILLDEER FUND, LP	110,640
GALLOPAVO, LP	211,708
ROADRUNNER FUND, LP	386,285
YELLOW WARBLER, LP	355,591
BLACKWELL PARTNERS LLC – SERIES A	33,656
Total:	1,200,000

EXHIBIT A

FORMS OF LETTER OF INSTRUCTION

June 22, 2017

Lindsay Kies

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Dear Ms. Kies,

Novo A/S (“Novo”) currently holds 2,401,969 shares of Class B Common Stock (“Class B Common Stock”) in Account number 0000010166 of Reata Pharmaceuticals, Inc. in book entry form, and wishes to sell 1,200,000 of these shares of Class B Common Stock (the “Class B Shares”) to certain funds (the “Funds,” and each, a “Fund”) listed below in the amounts listed in the table below.

Fund Name	Class B Shares	Current AST Class B Account
		Number
Willet Fund, LP	102,120	0000010221
Yellow Warbler, LP	355,591	0000010199
Killdeer Fund, LP	110,640	N/A
Gallopavo, LP	211,708	N/A
Roadrunner Fund, LP	386,285	N/A
Blackwell Partners LLC – Series A	33,656	N/A

Once AST receives a completed Transfer of Ownership form from Novo, please effect the transfer of the Class B Shares from Novo to the applicable Fund in the amounts listed in the table above. For the Funds that have an existing AST account holding shares of Class B Common Stock, please transfer the applicable shares in book entry form to the account number listed in the table. For the Funds that do not have existing AST accounts holding shares of Class B Common Stock (indicated by N/A in the account number column in the table above), please create a new Class B account for such Fund and transfer the applicable number of Class B Shares to the respective newly created account.

The Class B Shares held by Novo in book entry form currently have a restrictive legend. Please apply an identical legend to the Class B Shares post-transfer to the respective Fund.

Let me know if you have questions or need additional information.

Sincerely,

Michael D. Wortley

Chief Legal Officer

June 22, 2017

Lindsay Kies

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Dear Ms. Kies,

The funds listed in the table below (the “Funds” and each a “Fund”) hold shares of Class B common stock (“Class B Common Stock”) of Reata Pharmaceuticals, Inc. (the “Company”) in book entry form (the “Class B Shares”). Please convert these Class B Shares into shares of Class A common stock of the Company (“Class A Common Stock”) and transfer them in book entry form into a newly created AST account designated to hold shares of Class A Common Stock.

Fund Name	Shares
Killdeer Fund, LP	110,640
Gallopavo, LP	211,708
Roadrunner Fund, LP	386,285
Blackwell Partners LLC – Series A	33,656

The Class B Shares currently have a restrictive legend. Please apply an identical legend to the shares of Class A Common Stock post-conversion.

Let me know if you have questions or need additional information.

Sincerely,

Michael D. Wortley

Chief Legal Officer